Exhibit 99.2

NASDAQ ANNOUNCES 11% INCREASE IN QUARTERLY DIVIDEND,

SEEKS APPROVALS TO EXECUTE 3-FOR-1 STOCK SPLIT

NEW YORK, April 20, 2022 – Nasdaq, Inc. (Nasdaq: NDAQ) is announcing today that the Board has approved an 11% increase in the regular quarterly dividend, and that the company has begun seeking necessary shareholder and SEC approvals that would allow the company to execute a 3-for-1 stock split.

Increase in quarterly dividend:

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The company has declared a regular quarterly dividend of $0.60 per share on the company’s outstanding common stock, an 11% increase. The dividend is payable on June 24, 2022 to shareholders of record at the close of business on June 10, 2022. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Board of Directors.

Planned 3-for-1 stock split:

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The company has announced its plan to request shareholder approval at the upcoming 2022 Annual Meeting of Shareholders (the “Annual Meeting”) for an increase in the number of authorized shares of common stock through an amendment to the Company’s Amended and Restated Certificate of Incorporation in order to enable a 3-for-1 stock split of the Company’s common stock in the form of a stock dividend.

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Under the terms of the stock split, the Company’s shareholders will receive a dividend of two shares for every share held on the record date, which record date will be fixed following all necessary approvals.

•	The proposal is subject to Securities and Exchange Commission (“SEC”) and shareholder approval. The stock split cannot be effected without both SEC and shareholder approval.

•	The proposed amendment to the Amended and Restated Certificate of Incorporation will be voted on by shareholders at the Annual Meeting, which will be held on June 22, 2022.

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Additional details regarding the Annual Meeting, and the proposed stock split, are contained in Nasdaq’s Preliminary Proxy Statement, which was filed with the SEC on April 18, 2022, and will be provided in Nasdaq’s Definitive Proxy Statement, which is expected to be filed with the SEC on or about April 28, 2022.

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The SEC’s approval of the amendment is required due to Nasdaq’s operation of national securities exchanges. Upon SEC and shareholder approval, the Nasdaq Board of Directors intends to declare the stock split and set a record date and distribution date for the stock dividend, which is expected to occur in the third quarter of 2022.

About Nasdaq

Nasdaq (Nasdaq: NDAQ) is a global technology company serving the capital markets and other industries. Our diverse offering of data, analytics, software and services enables clients to optimize and execute their business vision with confidence. To learn more about the company, technology solutions and career opportunities, visit us on LinkedIn, on Twitter @Nasdaq, or at www.nasdaq.com.

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, ability to transition to new business models, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions, divestitures and other strategic, restructuring, technology, de-leveraging and capital allocation initiatives, including the proposed stock split, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, geopolitical instability arising from the Russian invasion of Ukraine, government and industry regulation, interest rate risk, U.S. and global competition, the impact of the COVID-19 pandemic on our business, operations, results of operations, financial condition, workforce or the operations or decisions of our customers, suppliers or business partners, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Nasdaq has filed a preliminary proxy statement and form of proxy card with the SEC in connection with the solicitation of proxies for Nasdaq’s 2022 Annual Meeting of shareholders (the “Proxy Statement” and such meeting the “2022 Annual Meeting”). Nasdaq, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2022 Annual Meeting. Information regarding the names of Nasdaq’s and executive officers and their respective interests in Nasdaq by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in Nasdaq’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in Nasdaq’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 23, 2022. Details concerning proposed amendment to Nasdaq’s certificate of incorporation to be voted on at the 2022 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF NASDAQ ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other documents filed by Nasdaq free of charge from the SEC’s website, www.sec.gov. Nasdaq’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to Nasdaq Investor Relations Department, Attention: Edward Ditmire, 151 W. 42nd Street, New York, New York 10036, in writing, or by email at investor.relations@nasdaq.com

Media Relations Contact	Investor Relations Contact

Will Briganti	Ed Ditmire, CFA

+1.646.964.8169	+1.212.401.8737

william.briganti@nasdaq.com	ed.ditmire@nasdaq.com

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